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                                                                    EXHIBIT 23.1


                          Independent Auditors' Consent

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 2, 2000 in the Registration Statement (Form S-4) and related Prospectus of Piccadilly Cafeterias, Inc. for the registration of $71,000,000 Senior Secured Notes Due 2007 and $4,500,000 Term B Notes Due 2007.

We also consent to the incorporation by reference therein of our report dated August 2, 2000, with respect to the consolidated financial statements and schedule of Piccadilly Cafeterias, Inc. included in its Annual Report (Form 10-K, as amended) for the year ended June 30, 2000, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP

New Orleans, Louisiana
January 19, 2001